Exhibit 2.2

EXECUTION VERSION

CONTRIBUTION AGREEMENT

ROSS EXPLORATION, INC.

(“Seller”)

and

SANCHEZ ENERGY CORPORATION,

(“Buyer”)

November 8, 2011

CONTRIBUTION AGREEMENT

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 CONTRIBUTION OF MEMBERSHIP INTEREST		7

ARTICLE 3 CONSIDERATION		8
3.1.	Aggregate Consideration	8
3.2.	Share Consideration	8
3.3.	Reimbursements as Additional Consideration	8

ARTICLE 4 ADJUSTMENTS TO CONSIDERATION		8
4.1.	Preliminary Consideration	8
4.2.	Extension Election as Additional Consideration	9

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		9
5.1.	Organization	9
5.2.	Authority	9
5.3.	No Conflict	9
5.4.	Enforceability	9
5.5.	Contracts	9
5.6.	Preferential Purchase Rights/Consents	10
5.7.	Litigation and Claims	10
5.8.	Finder’s Fees	10
5.9.	Sale Contracts	10
5.10.	Property Obligations	10
5.11.	Taxes	10
5.12.	Timely Payment	11
5.13.	Outstanding Obligations	11
5.14.	Leases	11
5.15.	Membership Interest; Certain Contracts	11
5.16.	Certain Company Matters	12
5.17.	Investment	12

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		13
6.1.	Organization	13
6.2.	Authority	13
6.3.	No Conflicts	13
6.4.	Enforceability	13
6.5.	Basis of Buyer’s Decision; Property Review	14
6.6.	Buyer’s Experience and Counsel	14
6.7.	No Further Distribution	14
6.8.	Finder’s Fees	14
6.9.	Shares	14

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6.10.	Listing	14
6.11.	Financial Statements	15
6.12.	Registration Statement	15

ARTICLE 7 COVENANTS OF SELLER		15
7.1.	Conduct of Business Pending Closing	15
7.2.	Access	16
7.3.	Satisfaction of Conditions	17
7.4.	Pre-Delivery of Membership Interest Assignment	17

ARTICLE 8 COVENANTS OF BUYER		17
8.1.	Satisfaction of Conditions	17

ARTICLE 9 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		17
9.1.	Representations and Warranties	17
9.2.	Covenants	17
9.3.	No Litigation	18
9.4.	IPO	18

ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER		18
10.1.	Representations and Warranties	18
10.2.	Covenants	18
10.3.	No Litigation	18
10.4.	IPO	18
10.5.	Title Defects	18

ARTICLE 11 TITLE MATTERS		18
11.1.	Good and Defensible Title; Allocated Value	18
11.2.	Consideration Adjustments for Defective Interests	19
11.3.	Title Dispute Resolution	21
11.4.	Escrow Account	22

ARTICLE 12 CLOSING		22
12.1.	The Closing	22
12.2.	Closing Deliveries	23

ARTICLE 13 POST-CLOSING ADJUSTMENTS		23
13.1.	Final Settlement Statement	23
13.2.	Arbitration	24
13.3.	Payment of Final Consideration	24

ARTICLE 14 ALLOCATION OF RISK		24
14.1.	Seller’s Indemnity	24
14.2.	Limitations on Seller’s Indemnity	24
14.3.	Buyer’s Indemnity	25
14.4.	Assumption by Buyer	25

14.5.	Limitations of Warranties	25
14.6.	Liability for Taxes	26
14.7.	Tax Returns	27
14.8.	Tax Treatment of Indemnity Payments	27
14.9.	Transfer Taxes	28
14.10.	Survival	28
14.11.	Conflict	28
14.12.	Tax Indemnification	28

ARTICLE 15 TERMINATION AND REMEDIES		28
15.1.	Termination	28
15.2.	Effect of Termination	29
15.3.	Limitation on Damages	29

ARTICLE 16 ADDITIONAL COVENANTS		30
16.1.	Further Assurances	30
16.2.	Access to Records by Seller	30
16.3.	Non-Competition	30
16.4.	Covered Mineral Rights	31
16.5.	Concerning the Share Consideration	32

ARTICLE 17 [INTENTIONALLY OMITTED.]		32

ARTICLE 18 MISCELLANEOUS		32
18.1.	Notice	32
18.2.	Governing Law	33
18.3.	Assignment	33
18.4.	Entire Agreement	33
18.5.	Amendment; Waiver	33
18.6.	Severability	34
18.7.	Construction	34
18.8.	Confidentiality	34
18.9.	Headings	34
18.10.	Counterparts	34
18.11.	Expenses and Fees	34
18.12.	Public Announcements	35

Exhibits and Schedules:

Exhibit A	Leases
Exhibit B	Allocated Values
Exhibit C	Escrow Agreement
Exhibit D	Copy of Bill of Sale, Assignment and Assumption Agreement
Exhibit E	Form of Assignment of Membership Interest
Exhibit F	Protected Areas in Fayette and Lavaca Counties

Schedule 5.5	Material Contracts
Schedule 5.6	Preferential Purchase Rights / Consents
Schedule 5.7	Litigation
Schedule 5.9	Sale Contracts
Schedule 5.13	Outstanding Obligations

CONTRIBUTION AGREEMENT

This Contribution Agreement (“Agreement”) is made and entered into on November 8, 2011, by and between Ross Exploration, Inc., a Delaware corporation (“Seller”), and Sanchez Energy Corporation, a Delaware corporation (“Buyer,” and together with Seller, the “Parties”).

RECITALS:

A. Seller owns all of the limited liability company interests (the “Membership Interest”) in SN Marquis LLC, a Delaware limited liability company (the “Company”).

B. The Company is, and, prior to the execution and delivery of the Property Assignment, Seller and its Affiliates were, engaged in the acquisition of oil, gas and mineral leases covering lands in Fayette, Lavaca, Atascosa, Webb and DeWitt Counties, Texas.

C. Prior to the date hereof, Seller conveyed the Properties to the Company pursuant to the Property Assignment.

D. In accordance with the terms of this Agreement, Seller desires to contribute the Membership Interest to Buyer and Buyer desires to acquire from Seller all of the Membership Interest in a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such first Person. For clarity, Seller and Omimex Resources, Inc. are Affiliates of one another.

“Aggregate Consideration” is defined in Section 3.1.

“Aggregate Defect Deductible” is defined in Section 11.2.4(iii).

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“Agreement” is defined in the preamble.

“Allocated Value” with respect to any Property means the value allocated to Seller’s interest in such Property as set forth on Exhibit B.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks in Houston, Texas, are generally authorized or obligated, by law or executive order, to close.

“Buyer” is defined in the preamble.

“Buyer Assets” is defined in Section 6.11.

“Buyer Group” means Buyer, its Affiliates and its and their respective employees, officers, directors, attorneys, agents and representatives.

“Cash Portion” is defined in Section 3.1.

“Claim” means any loss, cost or expense (including reasonable attorneys’ fees, experts’ fees and court costs), damage, obligation, claim, liability or cause of action caused by, relating to or arising out of any lawsuit, regulatory or administrative action whose basis is the violation of any law or regulation.

“Closing” is defined in Section 12.1.

“Closing Date” means the date on which the Closing occurs.

“Company” is defined in Recital A.

“Confidentiality Agreement” means the confidentiality agreement dated July 27, 2011, between Omimex Resources, Inc. and Sanchez Oil & Gas Corp., an Affiliate of Buyer.

“Contract” is defined in the definition of “Properties”.

“Covered Mineral Rights” is defined in Section 16.4.1.

“Data” is defined in Section 7.2.

“Defect Adjustment” is defined in Section 11.2.3.

“Defect Notice Deadline” is defined in Section 11.2.2.

“Defect Value” is defined in Section 11.2.5.

“Defective Interest” is defined in Section 11.2.1.

“Disputed Title Matters” is defined in Section 11.3.1.

“Easement” is defined in the definition of “Properties”.

“Escrow Agent” means JPMorgan Chase Bank, N.A., as escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement by and among Escrow Agent, Buyer and Seller, attached hereto as Exhibit C to be entered into as of the date hereof.

“Final Settlement Statement” is defined in Section 13.1.

“GAAP” means United States generally accepted accounting principles.

“Good and Defensible Title” is defined in Section 11.1.1.

“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate and related hydrocarbons.

“Indemnity Shares” means 50% of the number of Shares included in the Share Consideration (rounded up to a whole number of shares, if required).

“Interim Effective Date” means January 1, 2012.

“IPO” means the initial public offering of Shares by Buyer following the declaration by the SEC of effectiveness of the Registration Statement.

“Land” is defined in the definition of “Properties”.

“Lease” is defined in the definition of “Properties”.

“Loss” means all damages, losses, liabilities, obligations, payments, amounts paid in settlement, fines, penalties, costs (including reasonable fees and expenses of attorneys, accountants and other professional advisors, as well as of expert witnesses, and other costs of investigation, preparation and litigation in connection with any pleading, claim, demand or other action) of any kind or nature whatsoever, whether known or unknown, contingent or vested, or matured or unmatured.

“Material Adverse Effect” means a material adverse effect on the ownership, use or value of the Properties taken as a whole.

“Material Contracts” is defined in Section 5.5.

“Membership Interest” is defined in Recital A.

“Membership Interest Assignment” is defined in Section 7.4.

“Mineral Rights” is defined in Section 16.3.1.

“Net Revenue Interest” means the Company’s interest in and to all production of oil, gas and other minerals saved, produced and sold from any Lease after giving effect to all valid lessor’s royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

“Non-Compete Period” is defined in Section 16.3.1.

“Notice Deadline” is defined in Section 11.2.2.

“Notice of Defective Interest” is defined in Section 11.2.2.

“Outside Date” is defined in Section 15.1.2.

“Parties” is defined in the preamble.

“Permits” is defined in the definition of “Properties”.

“Permitted Encumbrances” means:

(a) Lessors’ royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of the burdens does not operate to reduce Seller’s Net Revenue Interest in a unit or Lease below the Net Revenue Interest for such unit or Lease set forth in Exhibit A or operate to increase Seller’s Working Interest in a unit or Lease to more than the Working Interest for such unit or Lease set forth in Exhibit A (unless there is a corresponding increase in the Net Revenue Interest);

(b) Division orders and sales contracts terminable without penalty upon no more than 90 days notice to the purchaser;

(c) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action;

(d) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(e) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with oil and gas operations to be conducted on any unit or Lease set forth in Exhibit A;

(f) All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that do not reduce Seller’s interest with respect to oil and gas produced from any unit or Lease set forth in Exhibit A below the Net Revenue Interest therefor set forth in Exhibit A, or increase Seller’s Working Interest in any unit or Lease set forth in Exhibit A to more than the Working Interest set forth in Exhibit A for that unit or Lease (unless there is a corresponding increase in the Net Revenue Interest);

(g) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(h) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of any governmental authority; and

(i) Any Title Defects that Buyer has expressly waived in writing or which are deemed to have become Permitted Encumbrances under Sections 11.2.3, 11.2.4(i) or 11.2.6.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or governmental authority or agency.

“Post-Closing Cure Period” is defined in Section 11.2.3.

“Pre-Closing Defect Holdback” is defined in Section 11.2.3.

“Pre-Closing Notice Date” is defined in Section 11.2.3.

“Preliminary Cash Portion” is defined in Section 4.1.

“Preliminary Settlement Statement” is defined in Section 4.1.

“Properties” means the following:

(a) The oil, gas and mineral leases, and the leasehold estates created thereby, described in Exhibit A (collectively, the “Leases”), and all of the lands covered by the Leases (“Lands”), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized acreage by virtue of the Lands being a part thereof;

(b) All farmout and farmin agreements, operating agreements, production sales and purchase contracts, saltwater disposal agreements, surface leases, division and transfer orders, and (to the extent transferable by Seller without material restrictions under third party agreements) all other contracts, contractual rights, interests and other agreements covering or affecting any or all of the Leases or Lands (the “Contracts”);

(c) All easements and rights-of-way, and to the extent transferable, all licenses, authorizations, permits, and similar rights and interests applicable to, or used or useful in connection with, any or all of the Leases or Lands (the “Easements”);

(d) To the extent transferable, all governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases or Lands (the “Permits”); and

(e) To the extent transferable without material restriction or payment of a transfer or licensing fee under third party agreements, all books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data in the actual possession or control of Seller and relating to the operation of the Leases or Lands including all title records, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and contract files (the “Records”).

“Property Assignment” means the Bill of Sale, Assignment and Assumption Agreement, a copy of which as recorded in Fayette, Lavaca, Atascosa, Webb and DeWitt Counties, Texas, is attached hereto as Exhibit D, from Seller, as Assignor, to the Company, as Assignee, pursuant to which Seller conveyed the Properties to the Company.

“Protected Area” is defined in Section 16.3.1.

“Records” is defined in the definition of “Properties”.

“Registration Statement” is defined in Section 3.2.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” is defined in Section 3.2.

“Seller” is defined in the preamble.

“Seller Group” means Seller, its Affiliates and its and their respective employees, officers, directors, attorneys, agents and representatives.

“Seller’s Knowledge” means the actual knowledge of Brad Ross and Naresh K. Vashist.

“Seller’s Retained Liabilities” is defined in the last sentence of Section 14.1.

“Share Consideration” is defined in Section 3.2.

“Shares” means shares of Buyer’s common stock, par value $0.01 per share.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Items” shall have the meaning ascribed to such term in Section 14.7.1.

“Tax Losses” shall have the meaning ascribed to such term in Section 14.6.1.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Title Arbitrator” is defined in Section 11.3.2.

“Title Defect” is defined in Section 11.2.1.

“Transfer Taxes” shall have the meaning ascribed to such term in Section 14.9.

“Working Interest” means, with respect to the units or Leases set forth in Exhibit A, the Company’s interest in and to the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor’s royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in the leasehold estate is burdened with the obligation to bear and pay costs of operations.

ARTICLE 2

CONTRIBUTION OF MEMBERSHIP INTEREST

2.1. Subject to the terms and conditions herein set forth, Seller agrees to contribute, assign, convey and deliver to Buyer, and Buyer agrees to acquire from Seller at the Closing, all of Seller’s right, title and interest in and to the Membership Interest.

ARTICLE 3

CONSIDERATION

3.1. Aggregate Consideration. The aggregate consideration for the Membership Interest is (i) $88,700,244.61 in cash (the “Cash Portion”) plus (ii) a number of Shares calculated as prescribed by Section 3.2 (the Cash Portion and such Shares together being the “Aggregate Consideration”), subject to adjustment of the Cash Portion hereinafter provided.

3.2. Share Consideration. The number of Shares included in the Aggregate Consideration as set forth in Section 3.1 (the “Share Consideration”) shall equal the quotient of (i) $20,000,000.00 divided by (ii) the per Share amount of the “Initial Public Offering Price” set forth on the cover page of the final prospectus to Buyer’s registration statement on Form S-1, Registration No. 333-176613, filed with the SEC (the “Registration Statement”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

3.3. Reimbursements as Additional Consideration. As additional consideration for the purchase of the Membership Interest, at the Closing Buyer will make a cash payment to Seller (in addition to the Cash Portion) in an amount equal to Seller’s aggregate out-of-pocket expenses incurred in connection with the Leases, including title work and title opinions, from the date of this Agreement through the Closing Date; provided, however, that (x) all such expenses must be supported by appropriate invoices and other customary documentation; (y) expenses incurred by Seller in responding to Notices of Defective Interests shall be for Seller’s account and not eligible for reimbursement hereunder or otherwise; and (z) Buyer shall not be required to reimburse Seller for otherwise reimbursable expenses to the extent such expenses exceed, in the aggregate $175,000 for the month of November 2011 and $125,000 per month thereafter (pro-rated in the case of any partial month). Seller will complete only work that protects Seller’s investment in the Leases and will conduct itself as a reasonable and prudent Person engaged in the business of assembling a contiguous leasehold position in a shale play with a view toward future drilling and development.

ARTICLE 4

ADJUSTMENTS TO CONSIDERATION

4.1. Preliminary Consideration. The Cash Portion shall be adjusted according to this Article 4 without duplication. The Cash Portion shall be further adjusted, upward, by the aggregate amount of all expenditures made by Seller or the Company pursuant to the proviso to Section 7.1 to the extent such expenditures are attributable to the period after the Interim Effective Date, but without duplication of any expenditures reimbursed pursuant to Section 3.3. The Cash Portion shall be adjusted at Closing pursuant to a preliminary settlement statement prepared by Buyer and submitted, together with reasonably detailed supporting documentation (the “Preliminary Settlement Statement”), to Seller five days prior to Closing for Seller’s comments and review. The Preliminary Settlement Statement shall set forth the Preliminary Cash Portion (as hereinafter defined) and all adjustments to the Aggregate Consideration and associated calculations prescribed by the second sentence of this Section 4.1 and Article 11, which amount shall be paid to Seller at Closing together with the Share Consideration. The term

“Preliminary Cash Portion” means the Cash Portion to be paid to Seller by Buyer at Closing, adjusted as provided in this Article 4, using the best information available. After Closing, the Cash Portion of the Aggregate Consideration shall be further adjusted in the Final Settlement Statement delivered pursuant to Section 13.2.

4.2. Extension Election as Additional Consideration. If Buyer elects to extend the Outside Date pursuant to Section 15.1.2, the Cash Portion of the Aggregate Consideration will be increased by an amount equal to the product of (i) $50.00 multiplied by (ii) the aggregate number of net mineral acres represented by the Company’s interests in the Leases, and such increase will be reflected in the Preliminary Settlement Statement as an amount added to the Preliminary Cash Portion.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date of this Agreement as follows:

5.1. Organization. Seller is a corporation, validly existing and in good standing under the laws of the state of Delaware. The Company is a limited liability company duly formed under the laws of the State of Delaware. Each of Seller and the Company is in good standing and duly qualified to do business in the state of Texas. Seller has made available to Buyer true and complete copies of the certificate of formation and limited liability company agreement of the Company as in effect as of the date of this Agreement.

5.2. Authority. Seller has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to authorize the entering into of this Agreement and the performance of its obligations hereunder.

5.3. No Conflict. Neither the execution and delivery of the Property Assignment or this Agreement, nor the consummation of the transactions contemplated thereby or hereby, nor the compliance with the terms thereof or hereof has resulted or will result in any default under any material agreement or instrument to which Seller or the Company is a party (including its governing documents) or by which any of the Properties is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Company, or to any of the Properties, other than Permitted Encumbrances described in clause (d) of the definition thereof.

5.4. Enforceability. The Property Assignment and this Agreement have been duly executed and delivered on behalf of Seller and constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as limited by bankruptcy or other similar laws applicable generally to creditors’ rights and as limited by general equitable principles.

5.5. Contracts. Schedule 5.5 describes (i) all of the unit agreements, farmout agreements, pooling agreements, pooling designations, joint operating agreements, unit operating agreements and operating agreements governing or relating to the Leases included in the

Properties, (ii) any production sales, marketing and processing agreements relating to the Leases, other than such agreements which are terminable by Seller or the Company without penalty on 90 or fewer days’ notice and (iii) any contracts or agreements (other than contracts for utility services) burdening the Properties that could reasonably be expected to obligate Seller or the Company to expend in excess of $100,000 in any calendar year ((i) – (iii) collectively, the “Material Contracts”). Seller has not received written notice of its default under any of the Material Contracts or the Leases. The Material Contracts and the Leases are in full force and effect and have not been modified or amended in any material respect and neither Seller nor the Company is in default in any material respect thereunder.

5.6. Preferential Purchase Rights/Consents. Except as set forth in Schedule 5.6 and for Permitted Encumbrances described in clause (d) of the definition thereof, there are (and were) no consents or approvals required to be obtained for, or preferential purchase rights exercisable in connection with, the Property Assignment or the Membership Interest Assignment. Except as set forth on Schedule 5.6, there are (and were) no material restrictions on the transfer of, or the requirement of the payment of a transfer or licensing fee with respect to, any of the Material Contracts.

5.7. Litigation and Claims. Except as set forth on Schedule 5.7, no suit, action, demand, proceeding, lawsuit or other litigation is pending or, to Seller’s Knowledge, threatened with respect to Seller or the Company, or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect.

5.8. Finder’s Fees. Neither Seller nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer or the Company will have any responsibility whatsoever.

5.9. Sale Contracts. Except as set forth on Schedule 5.9, there are no contracts or options outstanding for the sale, exchange or transfer of the Company’s interest in the Properties or any portion thereof.

5.10. Property Obligations. All rentals, royalties, shut-in royalties, overriding royalties and other payments due pursuant to or with respect to the Leases required to be paid by Seller or the Company have been properly paid.

5.11. Taxes. Except as would not reasonably be expected to have a Material Adverse Effect or any material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, (i) all Tax Returns required to be filed by or with respect to the Company and the Properties have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by Seller or the Company or any of their Affiliates with respect to the Properties, which are or have become due, have been timely paid in full; (iii) there are no liens or encumbrances on any of the Properties that arose in connection with any failure (or alleged failure) to pay any Tax on any of the Properties, other than liens or encumbrances for Taxes not yet due and payable; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Company or the Properties.

5.12. Timely Payment. Seller has paid its share of all costs payable by it under the Leases and the Material Contracts.

5.13. Outstanding Obligations. Except as otherwise described in Schedule 5.13, there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations on the Properties.

5.14. Leases. None of the Leases are “held by production”. Each Lease is a “paid-up” lease and no payment of any delay rentals is required thereunder. No Lease has a primary term expiry date earlier than December 31, 2013 except: (i) Leases comprising 1,739 net mineral acres covering Lands in Webb County, Texas (with respect to each of which the lessee has an optional right to extend the primary term for a two-year period); (ii) Leases comprising 695 net mineral acres covering Lands in DeWitt County, Texas; and (iii) Leases comprising 461 net mineral acres covering Lands in Fayette County, Texas. No Lease contains any express continuous drilling obligation, sliding scale royalty or other unusual or onerous clauses. With respect to any Lease, (i) no party to such Lease, or any successor to the interest of such party, and no other Person has filed or, to Seller’s Knowledge, threatened to file, any action to terminate, cancel, rescind or procure judicial reformation of such Lease, (ii) no party to such Lease has refused the payment of any royalty, shut-in, advance or minimum royalty or payment, delay rental, Pugh clause rental or payment or other payment required or permitted to be made under such Lease and (iii) no Person has made demand on Seller or the Company to test, explore, or commence operations on, or for further development, offset production of, or release, cancellation, or forfeiture of, such Lease, or any portion thereof, or claimed abandonment thereof by Seller or the Company. Each Lease permits the Company to conduct exploration, seismic, geo-survey, drilling, completion, development, production, reworking, plugging and related activities on the Leases in connection with the exploration for and the production and sale of Hydrocarbons from the Eagle Ford shale formation. Neither Seller nor any Affiliate has drilled any well on any of the Lands.

5.15. Membership Interest; Certain Contracts. Seller holds of record and owns beneficially all of the Membership Interest, free and clear of any liens, security interests or encumbrances. Other than this Agreement, Seller is not a party to any contract, letter of interest, understanding or arrangement that could require Seller to sell, transfer, encumber or otherwise dispose of the Membership Interest. The only outstanding security of the Company is the Membership Interest, Buyer is the sole member of the Company and there is no other security or other outstanding interest (other than the Membership Interest) entitled to vote with respect to the election of directors (or equivalent governing body, if any) or other matters with respect to the Company. The Membership Interest has been duly authorized and is validly issued, fully paid (to the extent required under the limited liability company agreement of the Company) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act). Upon Closing and the transfer of the Membership Interest to Buyer, the Membership Interest will be free of any and all liens and restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws.

5.16. Certain Company Matters.

5.16.1. The Membership Interest is not certificated.

5.16.2. The Company has conducted no business or operations other than the ownership of the Properties following delivery of the Property Assignment, and the Company has no assets other than the Properties.

5.16.3. The Company has no liabilities or obligations directly or indirectly associated with, related to or in connection with the Properties (whether absolute, accrued, contingent or otherwise) which would be required to be disclosed on a balance sheet prepared in conformity with generally accepted accounting principles in the United States (or in the notes thereto) except normal accruals associated with the ownership of undeveloped, paid-up oil, gas and mineral leases.

5.16.4. The Company does not own or hold, directly or indirectly, any equity or other ownership interest in any Person.

5.16.5. The Company has no employees, and has never had any employees.

5.17. Investment. Seller is acquiring the Share Consideration on its own behalf and account and not for the account of others, for investment purposes, and is not acquiring the Share Consideration with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act or any state or other securities laws. Seller (i) is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act and related interpretations of the SEC, (ii) is familiar with investments in the nature of the Shares, (iii) understands that this investment involves substantial risks, (iv) has adequately investigated the Shares, (v) has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in an investment in the Shares, and (vi) is able to bear the economic risks of such investment. Seller has had the opportunity to visit with Buyer and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of Buyer, has received all materials, documents and other information that Seller deems necessary or advisable to evaluate an investment in the Shares, and has made its own independent examination, investigation, analysis and evaluation of an investment in the Shares, including its own estimate of the value of the Shares. Seller has undertaken such due diligence (including a review of Buyer’s assets, properties, liabilities, books, records and contracts) as Seller deems adequate. Seller became aware of the offering of the Share Consideration, and the Share Consideration was offered to Seller solely by direct contact between Seller and Buyer. Seller did not become aware of this offering of the Share Consideration, nor was the Share Consideration offered to the undersigned by any other means, including, in each case, by any form of general or public solicitation or general or public advertising. Seller understands and agrees that the Share Consideration not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state or other securities laws. Seller understands that neither the SEC nor any state agency nor any other governmental authority has passed upon or made any recommendation or endorsement of the Shares. Seller understands that the certificate(s) evidencing the Share Consideration will bear a restrictive legend in substantially the following form:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. The securities may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the issuer has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and such other applicable laws.”

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement that:

6.1. Organization. Buyer is a corporation validly existing and in good standing under the laws of the state of Delaware. Buyer is in good standing and duly qualified to do business in the state of Texas.

6.2. Authority. Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper corporate action to authorize the entering into of this Agreement and the performance of its obligations hereunder.

6.3. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof will result in any default under any material agreement or instrument to which Buyer is a party (including its governing documents), or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties.

6.4. Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other similar laws applicable generally to creditor’s rights and as limited by general equitable principles.

6.5. Basis of Buyer’s Decision; Property Review. Buyer:

6.5.1. Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Interest contemplated hereby, and is able to bear the economic risk of such investment indefinitely;

6.5.2. Has (i) had the opportunity to meet with officers and other representatives of Seller to discuss the Properties and (ii) received all materials, documents and other information that Buyer deems necessary or advisable to evaluate the Properties;

6.5.3. Has made its own independent examination, investigation, analysis and evaluation of the Properties, including its own estimate of the value of the Properties; and

6.5.4. Has undertaken such due diligence pertaining to the Properties as Buyer deems adequate, including that described above.

6.6. Buyer’s Experience and Counsel. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own expertise and legal, tax, engineering and other professional counsel concerning this Agreement, the Properties and the value thereof.

6.7. No Further Distribution. Buyer is acquiring the Membership Interest for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act, and any other rules, regulations and laws pertaining to the distribution of securities.

6.8. Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Seller will have any responsibility whatsoever.

6.9. Shares. The Shares included in the Share Consideration have been duly and validly authorized for issuance by Buyer and when issued in accordance with the terms and conditions contained herein, the Shares included in the Share Consideration will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights.

6.10. Listing. Subject to official notice of issuance, the Shares included in the Share Consideration will be eligible for listing or quotation on the New York Stock Exchange or other national securities exchange on which the Shares are listed or quoted (if other than the New York Stock Exchange). Buyer will comply with all requirements of the New York Stock Exchange or other national securities exchange on which the Shares are listed or quoted (if other than the New York Stock Exchange) with respect to the issuance of the Shares included in the Share Consideration.

6.11. Financial Statements. The financial statements of certain oil and natural gas properties to be transferred to Buyer upon completion of the IPO (the “Buyer Assets”) and the related notes contained in the Registration Statement as amended or supplemented through the date hereof (i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto at the time of filing (except to the extent superseded or modified by any amendment or supplement to the Registration Statement filed on or prior to the date of this Agreement) and (ii) present fairly, in accordance with generally accepted accounting principles in the United States, the financial position of the Buyer Assets as of the dates indicated, and the results of operations, changes in parent net investment and cash flows for the periods therein specified. Except as otherwise indicated therein or in the footnotes thereto, such financial statements (including the related notes) have been prepared in conformity with generally accepted accounting principles in the United States.

6.12. Registration Statement. The information contained in the Registration Statement as originally filed with the SEC, as amended or supplemented by any amendment or supplement thereto prior to the Registration Statement having been declared effective by the SEC, will not, as of the time it is declared effective and at the Closing Date, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 7

COVENANTS OF SELLER

7.1. Conduct of Business Pending Closing. From the date hereof to the Closing Date, except as provided herein, or as required by any Lease or Material Contract, or any other obligation, agreement, contract or instrument referred to on any Exhibit or Schedule hereto or as otherwise consented to in writing by Buyer, Seller will, and will cause the Company to:

7.1.1. Not (i) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (ii) dispose of, encumber or relinquish any of the Properties (other than any relinquishment resulting from the expiration of any Lease or Material Contract in accordance with its terms); or (iii) waive, compromise or settle any material right or claim with respect to any of the Properties;

7.1.2. Use commercially reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties;

7.1.3. Cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated by the Property Assignment and hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the Closing;

7.1.4. Use commercially reasonable efforts to obtain the consents or waivers listed on Schedule 5.6;

7.1.5. Not amend or otherwise change the Company’s certificate of formation or limited liability company agreement;

7.1.6. Not (i) transfer or agree to transfer the Membership Interest except pursuant to this Agreement, (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to the Membership Interest or (iii) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire directly or indirectly, the Membership Interest;

7.1.7. Not, in the case of or with respect to the Company, (i) acquire or permit the Company to acquire any assets other than pursuant to the Property Assignment, (ii) incur or permit the Company to incur any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances or permit the Company to do any of the foregoing, or (iii) enter into or amend or permit the Company to enter into or amend any contract, agreement, commitment or arrangement with respect to any matter prohibited by this Section 7.1;

7.1.8. Not issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any equity interests of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests in the Company, or permit the Company to do any of the foregoing;

7.1.9. Not amend or modify or permit the Company to amend or modify any of the Material Contracts or, in the case of or with respect to the Company, permit the Company to enter into any agreements (other than those expressly contemplated by this Agreement); or

7.1.10. Otherwise take any action that would make any of the representations and warranties in Article 5 untrue in any respect;

provided, however, that notwithstanding the foregoing, Seller may, or may cause the Company to, make expenditures and enter into contracts and commitments with respect to drilling operations (and preparations therefor) targeting the Eagle Ford shale formation on the Lands covered by the Leases.

7.2. Access. Seller will afford to Buyer and its authorized representatives reasonable access, at Buyer’s sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (i) the Properties; provided, however, that Buyer shall indemnify and hold harmless the Seller Group from and against any and all Claims arising from Buyer’s inspection of the Properties (including Claims for personal injuries, property damage and reasonable attorneys’ and experts’ fees, AND SPECIFICALLY FOR CLAIMS ARISING OUT OF OR PARTIALLY OR FULLY CAUSED BY THE NEGLIGENCE OF SELLER, THE COMPANY OR THEIR AGENTS OR REPRESENTATIVES), and (ii) Seller’s operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties (“Data”); provided, however, that Data shall not include (x) any legal materials, the disclosure of which Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties or (y) information, the disclosure of which would violate any confidentiality agreement to which Seller is bound.

7.3. Satisfaction of Conditions. Seller will, and will cause the Company (prior to Closing) to, take all actions and do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including satisfaction, but not waiver, of the Closing conditions for which Seller is responsible or otherwise in control).

7.4. Pre-Delivery of Membership Interest Assignment. To facilitate Buyer’s efforts with regard to the IPO, upon execution of this Agreement, Seller is delivering to the Escrow Agent an executed assignment of Membership Interest in substantially the form of the instrument attached hereto as Exhibit E (the “Membership Interest Assignment”). The Escrow Agent will retain and hold the Membership Interest Assignment so delivered in trust pending an instruction from the Parties instructing the Escrow Agent to release the executed Membership Interest Assignment to Buyer at the Closing or, if this Agreement is terminated prior to Closing pursuant to Article 15, to Seller.

ARTICLE 8

COVENANTS OF BUYER

8.1. Satisfaction of Conditions. Buyer will take all actions and do all things necessary to consummate, make effective and comply with all of the terms of this Agreement (including using its reasonable commercial efforts to cause the satisfaction of the Closing conditions for which Buyer is responsible or otherwise in control); provided, however, Buyer’s decision as to whether to complete the IPO shall be a matter for Buyer’s sole and unfettered discretion.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

9.1. Representations and Warranties. The representations and warranties by Buyer set forth in Article 6 shall be true and correct in all material respects (if not qualified by materiality) or true and correct (if qualified by materiality) at and as of the Closing as though made at and as of the Closing.

9.2. Covenants. Buyer shall have performed and complied with all covenants and agreements required to be performed and complied with by it at or prior to Closing.

9.3. No Litigation. There shall be no suits, actions or other proceedings pending or threatened seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

9.4. IPO. The IPO shall have been completed.

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

10.1. Representations and Warranties. The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects (if not qualified by materiality) or true and correct (if qualified by materiality) as of the Closing as though made at and as of the Closing; provided, however, that in no event shall the existence of a Title Defect cause a representation or warranty to be untrue or incorrect.

10.2. Covenants. Seller shall have performed and complied with all covenants and agreements required to be performed and complied with by it at or prior to Closing.

10.3. No Litigation. There shall be no suits, actions or other proceedings pending or threatened seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

10.4. IPO. The IPO shall have been completed.

10.5. Title Defects. The reduction to the Cash Portion under Section 4.1 for Defect Adjustments pursuant to Article 11 (including any Disputed Title Matters) shall not exceed $15,000,000.

ARTICLE 11

TITLE MATTERS

11.1. Good and Defensible Title; Allocated Value.

11.1.1. Good and Defensible Title. The term “Good and Defensible Title” means such title of the Company to the Properties that:

(i) with respect to each Lease shown in Exhibit A, entitles the Company to receive not less than the percentage set forth on Exhibit A as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Lease;

(ii) with respect to each Lease shown in Exhibit A, obligates the Company to bear a percentage of the costs and expenses relating to the maintenance,

development and operation of such Lease that is not greater than the Working Interest set forth in Exhibit A for such Lease, except increases in Working Interest to the extent that they are accompanied by a proportionate increase in the Net Revenue Interest of the Company with respect to such Lease;

(iii) with respect to each Lease shown in Exhibit A, entitles the Company to the “Net Mineral Acres” set forth in Exhibit A with respect to such Lease; and

(iv) with respect to the Properties, (A) is free and clear of all liens and encumbrances, other than Permitted Encumbrances, (B) if a preferential purchase right applies to such Properties in connection with the Property Assignment or the transaction contemplated by this Agreement, such preferential purchase right has been waived in writing or the time period during which such preferential purchase right must be exercised has expired (without such preferential purchase right having been exercised), and (C) if the consent of the lessor party applies to such Properties in connection with the Property Assignment or the transaction contemplated by this Agreement, such consent has been granted in writing.

11.1.2. Allocated Value. If a Lease or other Property has not been given an Allocated Value by Buyer, or if the Allocated Value (prior to any adjustments hereunder) of such Lease or other Property is $5,000 or less, Seller shall be deemed to have Good and Defensible Title to such Lease or other Property.

11.2. Consideration Adjustments for Defective Interests.

11.2.1. Defective Interest. “Defective Interest” means a Lease or other Property affected by a Title Defect. For purposes hereof, a “Title Defect” means any fact that causes Seller’s title to any Property to be less than Good and Defensible Title.

11.2.2. Notice of Defective Interests. Buyer shall give Seller written notice (a “Notice of Defective Interest”) as soon as Title Defects are discovered, and in any event no later than January 31, 2012 (the “Notice Deadline”). A Notice of Defective Interest shall include all of the following: (i) a description of each Defective Interest; (ii) the basis of the Title Defect for each Defective Interest, and, if the basis is derived from any document, a copy of such document (or pertinent part thereof) shall be attached, or if the basis is derived from any gap in the chain of title, the documents preceding and following the gap shall be attached; (iii) the Allocated Value of such affected Lease or other Property; and (iv) Buyer’s good faith estimate of the Defect Value (as defined in Section 11.2.5 below) and the computations upon which Buyer’s estimate is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week after the date hereof, a Notice of Defective Interest covering all Title Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the Notice Deadline.

11.2.3. Defective Interests Adjustments. Subject to Sections 11.2.1 and 11.2.2, if Buyer delivers to Seller a Notice of Defective Interest prior to the fifth Business Day before the anticipated Closing Date (the “Pre-Closing Notice Date”), the Cash Portion will be reduced pursuant to Section 4.1 (and such reduction will be reflected in the Preliminary Settlement Statement) by the corresponding Defect Value (which reduction is called a “Defect Adjustment”) for such Defective Interest unless (A) the basis for treating such Lease or other Property as a Defective Interest has been removed by Seller at its sole cost and expense to the reasonable satisfaction of Buyer prior to Closing, (B) Buyer agrees to waive the relevant Title Defect, or (C) Seller elects not later than two Business Days prior to Closing to cure such Title Defect no later than 30 days after the Notice Deadline (the “Post-Closing Cure Period”). If clause (C) above or Section 11.3.3 is applicable with respect to a Title Defect timely asserted by Buyer on or before the Pre-Closing Notice Date, at the Closing the Defect Value with respect to the affected Lease that is set forth in such Notice of Defective Interest will be withheld by Buyer from the Cash Portion otherwise payable and delivered to the Escrow Agent to be deposited into an escrow account pursuant to the Escrow Agreement (the aggregate amount of such Defect Values is herein referred to as the “Pre-Closing Defect Holdback”). The Pre-Closing Defect Holdback funds will be distributed in accordance with the terms of Section 11.4.

11.2.4. Seller’s Right to Cure Title Defects.

(i) If prior to the expiration of the Post-Closing Cure Period, Seller is unable to cure to Buyer’s reasonable satisfaction a Title Defect timely asserted by Buyer after the Pre-Closing Notice Date but prior to the Notice Deadline, the Cash Portion of the Aggregate Consideration will be reduced by the corresponding Defect Adjustment for such Defective Interest (in which case, the Title Defect shall be deemed to be a Permitted Encumbrance for all purposes) unless Buyer agrees to waive the relevant Title Defect. If Buyer does not waive the Title Defect, Seller must pay to Buyer an amount equal to the Defect Value with respect to such Title Defect as reflected in the Final Settlement Statement.

(ii) If Buyer disputes the adequacy of Seller’s curative materials for a Title Defect or that a Title Defect has been cured by Seller, or if Seller disputes the existence of a Title Defect, the Defect Value asserted by Buyer for a Title Defect, or the issue of the adequacy of the curative materials raised by Seller, then such Title Defect and the associated disputed issues will be deemed submitted for resolution under Section 11.3.

(iii) Notwithstanding anything to the contrary in this Article 11, in no event shall there be any adjustments to the Cash Portion or other remedies provided by Seller for any Defective Interest, unless the sum of the Defect Adjustments for all Defective Interests, in the aggregate, excluding any Title Defects cured by Seller or waived by Buyer exceeds $1,000,000 (the “Aggregate Defect Deductible”), and then only with respect to the amount in excess of the Aggregate Defect Deductible; provided, however, this Section 11.2.4(iii) shall not apply with respect to Title Defects causing a failure of Good and Defensible Title under Section 11.1.1(iii) or Section 11.1.1(iv)(B) or (C).

11.2.5. Defect Value. The amount by which the Allocated Value of a Defective Interest has been reduced by a Title Defect (the “Defect Value”) shall be determined in accordance with this Section 11.2.5. In determining which portion of a Property is a Defective Interest pursuant to this Section 11.2.5, it is the intent of the Parties to include, to the extent possible, only that portion of the Property adversely affected by the defect as a Defective Interest. The Defect Value may not exceed the Allocated Value of the Property, and shall be determined by the Parties in good faith taking into account all relevant factors, including, without limitation, the following:

(i) the Allocated Value of the affected Property;

(ii) the potential for, or actual reduction in, the Net Revenue Interest of the Defective Interest, or the potential for, or actual increase in, the Working Interest to the extent such increase is not accompanied by a corresponding increase in the Net Revenue Interest of the Defective Interest;

(iii) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

(iv) the legal effect of the Title Defect; and

(v) if the Title Defect is a lien or encumbrance on the Property, the cost of removing such lien or encumbrance.

11.2.6. Waiver of Title Defects. Subject to Seller’s special warranty of title set forth in the Property Assignment, Buyer shall be deemed to have conclusively waived all Title Defects (i) that do not cause the affected Lease or other Property to be a Defective Interest, as provided for in Section 11.2.1, or (ii) that are not disclosed to Seller in a Notice of Defective Interests validly delivered prior to the Notice Deadline pursuant to Section 11.2.2. Any Title Defect waived or deemed waived shall be deemed a Permitted Encumbrance.

11.3. Title Dispute Resolution.

11.3.1. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 11.3: (i) the existence and scope of a Title Defect, (ii) the Defect Value of that portion of the Properties affected by a Title Defect, and (iii) the adequacy of Seller’s Title Defect curative materials submitted by Seller pursuant to Section 11.2.3 or Section 11.2.4 (collectively, the “Disputed Title Matters”).

11.3.2. The Parties agree to attempt to initially resolve all Disputed Title Matters through good faith negotiations. If the Parties cannot resolve any such Disputed Title Matters on or before the Closing, then the Disputed Title Matters will be finally determined by an independent arbitrator mutually acceptable to the Parties, who shall be a title attorney with at least 10 years experience in Texas oil and gas titles or, if no such arbitrator is mutually acceptable and selected by the Parties within 10 days after Closing, then as selected by the American Arbitration Association (in either event, the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 11.3. The Title Arbitrator’s determination of the dispute shall be made within 20 days after submission of the matters in dispute, and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall take into account the factors set forth in Article 11. Notwithstanding the foregoing, for Disputed Title Matters arising with regard to Title Defects that Seller elects to cure after Closing, the Title Arbitrator shall be selected by the Parties not later than 30 days after the expiration of the Post-Closing Cure Period, and the Title Arbitrator’s determination of the dispute shall be made within 20 days after submission of such matters in dispute. The costs and expenses of the Title Arbitrator shall be borne 50% by Seller and 50% by Buyer.

11.3.3. With respect to Disputed Title Matters arising from Notices of Defective Interest(s) submitted by Seller prior to the Pre-Closing Notice Date, the Pre-Closing Defect Holdback will include the aggregate Defect Values set forth in those notices.

11.4. Escrow Account. If Seller cannot effect the cure described in Section 11.2.3(C) for any Title Defect by the expiration of the Post-Closing Cure Period and Buyer is unwilling to waive the relevant Title Defect, Buyer will be entitled to the Defect Value of such Title Defect and the Parties will instruct the Escrow Agent to deliver that amount to Buyer from the Pre-Closing Defect Holdback funds no later than three Business Days after expiration of the Post-Closing Cure Period. If Seller has effected the cure described in Section 11.2.3(C) for any Title Defect prior to the expiration of the Post-Closing Cure Period, Seller will be entitled to the Defect Value of such Title Defect and the Parties will instruct the Escrow Agent to deliver that amount to Seller from the Pre-Closing Defect Holdback funds no later than three Business Days after the cure of such Title Defect. If any Title Defect asserted by Buyer on or before the Pre-Closing Notice Date was submitted for dispute resolution pursuant to Section 11.3, the Parties will instruct the Escrow Agent to deliver the Defect Value of such Title Defect to the Party the Arbitrator has determined is entitled to the Defect Value of such Title Defect no later than three Business Days after such determination.

ARTICLE 12

CLOSING

12.1. The Closing. Subject to Article 10, the closing of the contribution of the Membership Interest pursuant to this Agreement (“Closing”) shall be held in Houston, Texas at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana, Suite 4400, Houston, Texas 77002 concurrently with the completion of the IPO (“Closing Date”).

12.2. Closing Deliveries. At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

12.2.1. Buyer will deliver to the Escrow Agent the Pre-Closing Defect Holdback to be held in escrow pursuant to the Escrow Agreement;

12.2.2. Buyer will deliver to Seller (i) via wire transfer to an account specified by Seller, in immediately available funds, the Preliminary Cash Portion, less the Pre-Closing Defect Holdback and (ii) a certificate evidencing the Share Consideration, legended as prescribed by Section 5.18 and Section 16.5 or, at Buyer’s election, the number of non-certificated Shares equal to the Share Consideration in book entry form for the account of Seller, with the restrictions prescribed by Section 5.18 and Section 16.5; and

12.2.3. the Parties will deliver to the Escrow Agent an instruction directing the Escrow Agent to release and deliver the executed Membership Interest Assignment being held by it pursuant to Section 7.4 to Buyer.

ARTICLE 13

POST-CLOSING ADJUSTMENTS

13.1. Final Settlement Statement. After the expiration of the Post-Closing Cure Period, Buyer will prepare, in accordance with this Agreement, a statement (the “Final Settlement Statement”), a copy of which will be delivered by Buyer to Seller no later than 30 days after the expiration of the Post-Closing Cure Period, setting forth each adjustment to the Cash Portion contemplated by this Agreement (including the pro ration of ad valorem and other Taxes as prescribed by Section 14.6.3) and showing the calculation of those adjustments in accordance with Article 4. Seller will have 15 days after receipt of the Final Settlement Statement to review the statement and to provide written notice to Buyer of Seller’s objection to any item on the statement. Seller’s notice must clearly identify the item(s) objected to and the reasons and support for the objection(s). If Seller does not provide written objection(s) within the 15-day period, the Final Settlement Statement will be deemed correct and will not be subject to further adjustment. If Seller provides proper written objection(s) within the 15-day review period, the Final Settlement Statement will be deemed correct with respect to the items with respect to which no objection was raised. Buyer and Seller will meet to negotiate and resolve any proper objections within 15 days of Buyer’s receipt of Seller’s objections. If the Parties agree on all of those objections, the adjusted Final Settlement Statement will be deemed correct and will not be subject to further adjustment. Any items not agreed to at the end of the 15-day negotiation period may, upon either Party’s written request, be resolved by arbitration in accordance with Section 13.2.

13.2. Arbitration. If the Parties cannot agree upon the Final Settlement Statement, the dispute will be submitted promptly to a mutually agreeable third-party accountant, which shall act as an arbitrator and promptly decide all points of disagreement (other than, for the avoidance of doubt, Disputed Title Matters submitted to a Title Arbitrator pursuant to Section 11.3), with respect to the Final Settlement Statement. The decision of the arbitrator on all of those points will be final and binding upon the Parties and will be enforceable against each Party in any court of competent jurisdiction. The costs and expenses of the arbitrator shall be borne 50% by Seller and 50% by Buyer.

13.3. Payment of Final Consideration. If the Cash Portion shown on the Final Settlement Statement is more than the Preliminary Cash Portion, Buyer will pay the difference to Seller, in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable. If the Cash Portion shown on the Final Settlement Statement is less than the Preliminary Cash Portion, Seller will pay the difference to Buyer, in immediately available funds within five Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable.

ARTICLE 14

ALLOCATION OF RISK

14.1. Seller’s Indemnity. After Closing, subject to Section 14.2, Seller will indemnify and hold harmless the Buyer Group from and against any and all Losses suffered by Buyer Group arising from or relating to:

14.1.1. any breach of any representation or warranty made by Seller in Article 5; and

14.1.2. any breach of any covenant or agreement by Seller in this Agreement which by its terms is required to be performed before or after the Closing.

The matters for which Seller has the obligation to indemnify and hold harmless the Buyer Group under this Section 14.1, as limited by Section 14.2, are referred to herein as “Seller Retained Liabilities.”

14.2. Limitations on Seller’s Indemnity. Notwithstanding anything to the contrary contained herein:

14.2.1. The representations and warranties made by Seller in Article 5 of this Agreement shall survive the Closing until the one-year anniversary of the Closing Date and shall not be actionable thereafter; and

14.2.2. Seller will have no liability to the Buyer Group for Losses related to breaches of Seller’s representations and warranties in Article 5, unless and until the Losses claimed under Section 14.1.1 exceed, individually, $25,000, and, in the aggregate, $2,000,000, and then only to the extent of such excess.

14.3. Buyer’s Indemnity. Except to the extent of Seller’s Retained Liabilities, after Closing, Buyer will indemnify and hold harmless the Seller Group from and against any and all Losses suffered by the Seller Group relating to the ownership or operation of the Properties, whenever arising, including the obligations assumed by Buyer under Section 14.4.

14.4. Assumption by Buyer. From and after the Closing, Buyer will, and will cause the Company to, comply with all applicable laws, ordinances, rules and regulations and will properly obtain and maintain all permits required by public authorities with regard to the Properties, and will provide and maintain with the applicable regulatory agency(ies) all required bonds.

14.5. Limitations of Warranties. Notwithstanding anything in this Agreement to the contrary, the Membership Interest is being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, except (i) to the extent of the Seller Retained Liabilities and (ii) as provided in this Agreement. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, WITH RESPECT TO THE PROPERTIES SELLER EXPRESSLY DISCLAIMS AND NEGATES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND THE COMPANY ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICING AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER HEREBY WAIVES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE PROPERTIES OR THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE PROPERTIES, WORKING INTERESTS OR NET REVENUE INTERESTS, QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY), PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, PRICING ASSUMPTIONS, ABILITY OR POTENTIAL FOR PRODUCTION OF HYDROCARBONS FROM THE LEASES, RESERVES CATEGORIZATION, OR ANY OTHER MATTERS CONTAINED IN ANY OTHER MATERIAL FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES). ANY AND ALL SUCH INFORMATION, REPORTS, PROJECTIONS, MATERIALS, RECORDS AND DATA NOW,

HERETOFORE OR HEREAFTER FURNISHED BY SELLER IS PROVIDED AS A CONVENIENCE ONLY AND ANY RELIANCE ON OR USE OF SAME IS AT BUYER’S SOLE RISK. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

14.6. Liability for Taxes.

14.6.1. Seller shall be liable for, and shall indemnify and hold Buyer and its Affiliates (including the Company) harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by the Company or the Properties by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to and including the Closing Date or (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to the Company or the Properties with respect to the period prior to and including the Closing Date.

14.6.2. Buyer shall be liable for, and shall indemnify and hold Seller and its Affiliates harmless from, any Tax Losses imposed on or incurred by the Company or the Properties with respect to the period after the Closing Date.

14.6.3. Whenever it is necessary for purposes of this Section 14.6 to determine the amount of any Taxes imposed on or incurred by the Company or the Properties for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to the Company or the Properties and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Company or the Properties shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

14.6.4. If Buyer or any of its Affiliates receives a refund of any Taxes that Seller is responsible for hereunder, or if Seller or any of its Affiliates receives a refund of any Taxes that the Buyer is responsible for hereunder, the Person receiving such refund shall, within 90 days after receipt of such refund, remit it to the Party which has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary steps to claim any such refund.

14.7. Tax Returns.

14.7.1. Seller shall cause to be included in its federal income Tax Returns (and its state income and Texas franchise Tax Returns) for all periods ending on or before the Closing Date, all the items of income, gain, loss, deduction and credit (“Tax Items”) with respect to the Properties which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

14.7.2. With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Company or the Properties that is not described in Section 14.7.1 above, Seller shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

14.7.3. With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company or the Properties, Seller shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, furnish a copy of such Tax Return to Buyer, file timely such Tax Return with the appropriate Taxing Authority, and be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover the amount of Tax Losses attributable to the portion of the taxable period occurring after the Closing Date pursuant to Sections 14.6.2 and 14.6.3).

14.7.4. Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the assets or operations of the Company or the Properties shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under applicable laws), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing Party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing Party.

14.8. Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Sections 14.6 through 14.11, shall be treated as increases or decreases to the Cash Portion for Tax purposes.

14.9. Transfer Taxes. Buyer shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes. If required by Applicable Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

14.10. Survival. Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

14.11. Conflict. In the event of a conflict between the provisions of Sections 14.6 through 14.11 and any other provisions of this Agreement, the provisions of Sections 14.6 through 14.11 shall control.

14.12. Tax Indemnification. With the exception of a breach or inaccuracy of the representations and warranties of Seller contained in Section 5.11, nothing in Sections 14.1 through 14.5 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Sections 14.6 through 14.11.

ARTICLE 15

TERMINATION AND REMEDIES

15.1. Termination . Prior to Closing, this Agreement may be terminated as provided below.

15.1.1. The Parties may terminate this Agreement by mutual written consent.

15.1.2. After January 31, 2012 (the “Outside Date”), if Closing has not occurred, either Party may terminate this Agreement by delivery of notice to the other Party; provided, however, by notice to Seller given on or before January 30, 2012, Buyer may extend the Outside Date to a date not later than February 28, 2012 (and such new date will become, without the need for further act or evidence, the “Outside Date” for all purposes of this Agreement); and provided further, however, that no Party may terminate this Agreement pursuant to this Section 15.1.2 if such Party’s failure to comply with its obligations under this Agreement caused the Closing not to occur on or before the Closing Date.

15.1.3. Either Party may terminate this Agreement in the event that (i) Buyer withdraws the Registration Statement or (ii) the SEC issues a “stop order” prior to Buyer’s issuance of Shares in the IPO pursuant to the Registration Statement, and Buyer agrees to give Seller prompt notice of any such event.

15.2. Effect of Termination.

15.2.1. If (i) the Parties agree under Section 15.1.1, (ii) written notice is delivered under Section 15.1.2 and the passage of the Outside Date without the occurrence of the Closing was not due to the failure of any condition to Closing set forth in Sections 9.1, 9.2, 10.1 or 10.2 to be satisfied as of that date (in which case Section 15.2.2 or Section 15.2.3, as applicable, will govern) or (iii) a Party terminates this Agreement under Section 15.1.3, then (x) no Party hereto shall have any further obligation to any other Party hereunder except Buyer’s indemnity obligations under Section 7.2 will survive such termination and (y) the Parties will instruct the Escrow Agent to deliver the Membership Interest Assignment, which shall be of no force or effect, to Seller.

15.2.2. If written notice is delivered under Section 15.1.2 by Seller, and the passage of the Outside Date without the occurrence of the Closing was due to (i) the failure of any condition to Closing set forth in Section 9.1 or 9.2 to be satisfied as of that date owing to the willful and deliberate breach by Buyer, or (ii) Buyer’s refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Article 10, then Seller may seek to recover its actual damages; provided, however, in lieu of delivering any notice of termination as otherwise permitted to do so, Seller may seek to enforce specifically this Agreement in any court of the United States or any state court having jurisdiction.

15.2.3. If written notice is delivered under Section 15.1.2 by Buyer, and the passage of the Outside Date without the occurrence of the Closing was due to (i) the failure of any condition to Closing set forth in Section 10.1 or 10.2 to be satisfied as of that date owing to the willful and deliberate breach by Seller, or (ii) Seller’s refusal or inability to close notwithstanding the satisfaction of the conditions precedent set forth in Article 9, Buyer may seek to recover its actual damages; provided, however, in lieu of delivering any notice of termination as otherwise permitted to do so, Buyer may seek to enforce specifically this Agreement in any court of the United States or any state court having jurisdiction.

15.3. Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF BUYER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 16

ADDITIONAL COVENANTS

16.1. Further Assurances. After the Closing, Seller and Buyer will execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any agreement, document, certificate or other instrument delivered pursuant hereto. Seller will cooperate with Buyer’s efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing.

16.2. Access to Records by Seller. Within five Business Days after Closing, Seller will deliver to Buyer, at Seller’s address, or at such other place as any of same may be kept, the originals of all Records and Data. For purposes of allowing Seller to cure Title Defects, Buyer will make such Records and Data available to Seller upon reasonable notice at Buyer’s offices at reasonable times and during office hours. Seller shall have a right to make and retain copies of all Records and Data.

16.3. Non-Competition.

16.3.1. For the period between the Closing Date and ending on the two-year anniversary of the Closing Date (the “Non-Compete Period”), and as additional consideration for the Aggregation Consideration, in no event will Seller enter into or acquire any option, right or lease, or the right to acquire, directly or indirectly or through agents, any interest in any lease covering any Lands covered by any Lease, or lease taken by the Company or Buyer or any of their Affiliates covering such Lands after the date hereof. Further, in order to help protect the Company’s and Buyers’ competitive position, leasing activities and business in the area where the Lands are situate, during the Non-Compete Period, Seller will not acquire, or obtain the right to acquire, directly or indirectly, any interest in any land, lease or block located, in whole or in part, (i) the areas in Fayette and Lavaca Counties depicted on the map attached hereto as Exhibit F or (ii) within one mile of the boundary of any Lease covering Lands in Atacosa, Webb or DeWitt Counties, Texas (the area described in clauses (i) and (ii) being the “Protected Area”). An interest in any lease, land or block includes but is not limited to any leasehold right (including a “top lease”), fee, mineral interest, royalty, overriding royalty, farmout, farmout option, drill to earn right, carried interest, exploration agreement, joint venture agreement, production payment or any other similar agreement, option or interest (collectively, “Mineral Rights”). For purposes of this Section 16.3, “Seller” shall be deemed to include Omimex Resources, Inc. and all Affiliates of Seller and Omimex Resources, Inc.

16.3.2. Seller hereby agrees that there can be no adequate remedy at law for any breach of Seller’s obligations under Section 16.3.1, that any such breach may allow Seller or third Persons to unfairly compete with the Company, Buyer or their Affiliates resulting in irreparable harm to the Buyer, and therefore, that upon any such breach or any threat thereof, Buyer shall be entitled to appropriate equitable relief, including

(without limitation) injunctive relief, in addition to whatever remedies it might have at law and to be indemnified by Seller from any Loss or harm, including, without limitation, attorneys’ fees, in connection with any breach or enforcement of Seller’s obligations under Section 16.3.1.

16.4. Covered Mineral Rights

16.4.1. If, as of the date hereof, Seller owns, or if the after date hereof Seller acquires, directly or indirectly, any Mineral Rights (other than the Properties) covering or affecting lands in whole or in part within the Protected Area (“Covered Mineral Rights”), then Buyer shall have the right, but not the obligation, to acquire from Seller, at Buyer’s sole election, an undivided one hundred percent (100%) of the Covered Mineral Right(s), as further described below. For purposes of this Section 16.4, “Seller” shall be deemed to include Omimex Resources, Inc. and all Affiliates of Seller and Omimex Resources, Inc.

16.4.2. Within ten days after the later of (i) the date hereof and (ii) the date of acquisition, Seller must give written notice to Buyer of Seller’s ownership or acquisition of (or its right to acquire) any Covered Mineral Rights, with full and complete details and documentation, including title run sheets and field notes, the oil and gas or oil, gas and mineral lease(s) or other instruments comprising the offered Covered Mineral Right(s) and conveyancing instruments, if any. Buyer will have 30 days after receipt of such notice and all such details and documentation in which to elect either to:

(i) accept for purchase an undivided one hundred percent (100%) of the Covered Mineral Right owned, acquired or to be acquired by Seller, or

(ii) reject the Covered Mineral Right so offered by Seller.

If Buyer fails to make an election within such 30 day period, Buyer will be deemed to have made an election not to acquire the Covered Mineral Right(s) offered by Seller. If Buyer elects to accept for purchase the offered Covered Mineral Right(s), Seller will promptly prepare, execute and deliver in sufficient copies for recording, fully executed assignments and bills of sale (in mutually acceptable form substantially similar to the Property Assignment, with a special warranty of title and free and clear of any burdens or liens created by or on behalf of Seller; provided, however, in the case of Covered Mineral Rights comprised of oil and gas leasehold rights, Seller may reserve a fractional undivided overriding royalty interest in the Hydrocarbons produced or producible under such Covered Mineral Rights no greater than the difference (expressed as a percentage), if positive, between (i) the difference (expressed as a percentage) between (A) one hundred percent (100%) minus (B) the sum of all existing royalty reserved under the Leases plus all currently existing overriding royalty interests and similar burdens on production, minus (ii) seventy-five percent (75%)). If Buyer elects to purchase the Covered Mineral Right(s) offered by Seller, at Closing (or as soon thereafter as is practicable in the case of Covered Mineral Rights accepted for purchase by Buyer, but with respect to which, as of the Closing Date, the lessor’s or other Persons’ title has not been approved by Buyer) Buyer will pay the purchase price therefor against delivery of the assignment thereof as described above, which shall be calculated on the basis of $1,981.13 per net mineral acre, plus all Seller costs associated therewith which would have been reimbursable expenses under Section 3.3 had they been paid in connection with the Leases, and Buyer will assume its proportional share of any unpaid costs and/or obligations attributable to such right(s). Seller will take all commercially reasonable actions to ensure the delivery of the above described Covered Mineral Right(s) accepted for purchase by Buyer by not later than the Closing Date.

16.5. Concerning the Share Consideration.

16.5.1. Until the one-year anniversary of the Closing Date, Seller may not sell, assign, transfer, pledge, create a security interest in or otherwise dispose of any Indemnity Shares to any Person whatsoever. Seller agrees that (i) any certificate evidencing the Indemnity Shares may bear a legend to the effect of the foregoing, and (ii) Buyer may issue stop-transfer instructions to its stock transfer agent consistent with this Section 16.5.1.

16.5.2. If requested to do so by Buyer, Seller agrees to enter into (and cause its Affiliates to enter into) a customary “lock-up” agreement with the IPO lead underwriter prohibiting Seller and its Affiliates from transferring or hedging any of the Share Consideration or the economic benefit thereof for a period not to exceed the shorter of (i) a period of 180 days from the Closing Date and (ii) the “lock-up” period applicable to Buyer and those of its Affiliates which have entered into similar “lock-up” agreements with the lead underwriter.

ARTICLE 17

[INTENTIONALLY OMITTED.]

ARTICLE 18

MISCELLANEOUS

18.1. Notice. All notices required or permitted under this Agreement must be in writing and must be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Seller:	Ross Exploration, Inc.
7950 John T. White Rd. Fort Worth, Texas 76120-3608 Attention:. Bradley Ross Telecopier: 713-460-1381

Buyer:	Sanchez Energy Corporation
1111 Bagby Street
Suite 1600
Houston, Texas 77002
Attention: Michael G. Long
Telecopier: 713-756-2784

With a copy to:	Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention; James L. Rice III
Telecopier: 713-236-0822

or to such other place within the United State of America as a Party hereto may designate as to itself by written notice to the other parties hereto. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after the recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission either by mailing by postage prepaid certified mail with return receipt requested, or by personal delivery.

18.2. Governing Law. This Agreement and the obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

18.3. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the preceding sentence, no Party hereto may assign this Agreement or its rights hereunder without Buyer’s (in the case of Seller) or Seller’s (in the case of Buyer) written consent, which may not be unreasonably withheld; provided, however, that Buyer may assign this Agreement, and its rights and obligations hereunder, to any Affiliate of Buyer without any requirement to obtain Seller’s consent.

18.4. Entire Agreement. This Agreement, together with the Property Assignment and the Exhibits and Schedules hereto and thereto and the certificates, documents, instruments and writings that are delivered pursuant to this Agreement, constitute the entire agreement and understanding of the parties hereto in respect of its subject matters and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. Except in the case of Sections 14.1 and 14.3 with respect to the members of the Buyer Group and the Seller Group, respectively, there are no third party beneficiaries having rights under or with respect to this Agreement.

18.5. Amendment; Waiver. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless in writing and signed by Buyer and Seller (and Omimex Resources, Inc. with respect to the provisions of Section 16.3 or Section 16.4). No waiver by any Party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

18.6. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party hereto or to any circumstance, is adjudged by a court of competent jurisdiction, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the court of competent jurisdiction, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

18.7. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. References herein to any Section or Article shall be references to a Section or Article of this Agreement unless the context clearly requires otherwise.

18.8. Confidentiality. All information made available to Buyer pursuant to this Agreement shall comprise “Confidential Information” for purposes of the Confidentiality Agreement. Buyer will remain subject, until the Closing, to the Confidentiality Agreement, at which time the Confidentiality Agreement will be deemed terminated. Buyer will take all actions reasonably necessary to ensure that Buyer, its Affiliates, underwriters and lenders and its and their respective employees, consultants, representatives and agents comply with the provisions of this Section 18.8.

18.9. Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

18.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

18.11. Expenses and Fees. Each of the parties hereto will pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including brokers’ fees. Seller (not the Company) will be responsible for the cost of all curative work in respect of Title Defects, any payments required to lessors or other Persons in connection with the Property Assignment or the Closing and any commissions, fees or other payments to Energy Spectrum Advisors Inc. or other brokers or agents engaged by Seller, Omimex Resources, Inc. or any of their Affiliates.

18.12. Public Announcements. Without the prior written approval of Buyer (in the case of Seller or Omimex Resources, Inc.) or Seller (in the case of Buyer), which approval may not unreasonably be withheld, no Party hereto will issue, or permit any Affiliate of it to issue, any press releases or otherwise make, or cause any Affiliate of it to make, any public disclosure with respect to this Agreement and the transactions contemplated hereby, except (i) Buyer may include descriptions of this Agreement and the transactions contemplated hereby, and the Properties, in the Registration Statement (including the filing of this Agreement in its entirety as an exhibit thereto) or (ii) otherwise where such release or disclosure is deemed in good faith by the releasing Party to be mandated by legal requirements or the rules of any national securities exchange, in which case that Party will provide a copy to the other Party prior to any release or statement.

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Executed as of the date set forth above.

SELLER:

ROSS EXPLORATION, INC.

By:	/s/ Bradley Ross
Name: Bradley Ross
Title: President

BUYER:

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name: Antonio R. Sanchez, III
Title: President and Chief Executive Officer

Omimex Resources, Inc. has executed this Agreement solely to evidence its agreement to be bound by and perform the provisions of Section 16.3, Section 16.4 and Section 16.5.2.

OMIMEX RESOURCES, INC.

By:	/s/ Naresh K. Vashist
Name: Naresh K. Vashist
Title: President

Signature Page to Contribution Agreement